Vertiv Declares Quarterly Dividend

COLUMBUS, Ohio June 3, 2026-- Vertiv Holdings Co (NYSE: VRT), a global leader in critical digital infrastructure, today announced that its Board of Directors has declared a quarterly cash dividend of $0.0625 per share of the company’s Class A common stock. The cash dividend will be payable on June 25, 2026, to shareholders of record of Class A common stock at the close of business on June 15, 2026.
About Vertiv Holdings Co
Vertiv (NYSE: VRT) brings together hardware, software, analytics and ongoing services to enable its customers’ vital applications to run continuously, perform optimally and grow with their business needs. Vertiv solves the most important challenges facing today’s data centers, communication networks and commercial and industrial facilities with a portfolio of power, cooling and IT infrastructure solutions and services that extends from the cloud to the edge of the network. Headquartered in Westerville, Ohio, USA, Vertiv does business in more than 130 countries. For more information, and for the latest news and content from Vertiv, visit Vertiv.com.
Category: Financial News

For investor inquiries, please contact:
Lynne Maxeiner
Vice President, Global Treasury & Investor Relations
Vertiv
E: lynne.maxeiner@vertiv.com
For media inquiries, please contact:
Ruder Finn for Vertiv
E: Vertiv@ruderfinn.com
SOURCE Vertiv Holdings Co